Exhibit 10.11

EXECUTION COPY

ARMORED AUTOGROUP PARENT INC.

BOARD SERVICES AND CONSULTING AGREEMENT

THIS BOARD SERVICES AND CONSULTING AGREEMENT (this “Agreement”) is entered into this 17th day of March, 2014 by and between Armored AutoGroup Parent Inc., a Delaware corporation (the “Company”), and Allen Yurko (the “Board Member”).

WHEREAS, in light of the Board Member’s experience and knowledge regarding the Company and industry-related matters, the Company wishes to formally retain the services of the Board Member on the terms and conditions set forth herein and the Board Member has agreed to so serve the Company and/or any of its subsidiaries.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Board Service Period.  The Company shall retain the Board Member pursuant to the terms of this Agreement, and the Board Member shall provide the “Board Services” (as defined in Section 2 hereof), for a term of one (1) year commencing as of January 1, 2014 (the “Effective Date”); provided that the term of this Agreement shall automatically renew for successive one (1) year periods unless terminated pursuant to the following sentence.  Notwithstanding the foregoing, the Board Member or the Company may terminate this Agreement at any time and for any reason (or no reason) by providing the other party with at least five (5) days’ advance written notice of such termination.  The period of time between the Effective Date and the termination of the Board Member’s service relationship with the Company hereunder shall be referred to herein as the “Board Service Period.”

2.                                      Board Services.  Commencing as of the Effective Date and continuing during the Board Service Period, the Company hereby retains the Board Member to serve as a director of the Company, and any committee thereof to which the Board Member is duly designated, and, at the Company’s request, any board of directors or similar governing body of any of the Company’s subsidiaries and any committees thereof (the “Board Services”). The Board Member will perform the Board Services at such times and in such manner as reasonably requested by the Company from time to time. During the Board Service Period, the Company shall take such action as may be necessary to appoint or elect Board Member as a member of the Board and, if so requested by the Company, any board of directors or similar governing body of any of its subsidiaries.

3.                                      Consulting Services.  At the request of the Company, the Board Member shall provide such consulting services to the Company and its subsidiaries as agreed by the parties (the “Consulting Services”) at any time, and from time to time, for such duration as agreed by the Company and the Board Member. The Board Member shall provide a written report (including by email) to the Company, at the start of each week, indicating how many days of the preceding week the Board Member provided the agreed upon Consulting

Services. The Company may terminate any agreed upon Consulting Services, with or without cause, for any reason or no reason, at any time.

4.                                      Board Fees.

(a)          Annual Fee.  For each full year of performing the Board Services during the Board Service Period, the Board Member shall be entitled to be paid an annual fee of $50,000 in respect of the the Board Services, payable in quarterly increments at the end of each calendar quarter following the date hereof; provided, however, that the Board Member shall be entitled to an amount at the end of the first calendar quarter following the date hereof in respect of the period commencing on the Effective Date through the end of such calendar quarter, which amount shall reduce the $50,000 fee payable in respect of calendar year 2014.  Fees payable to Board Member pursuant to this Section 4(a) shall only be payable by the Company if this Agreement is in effect on the applicable payment date.

(b)          Consulting Fee. For each day that Board Member provides the Consulting Services (other than days in which only de minimis Consulting Services were provided), the Board Member shall be entitled to be paid a fee of $2,000 per day (not to exceed in any event $10,000 per week), payable in accordance with the Company’s customary payroll practices.

(c)           Reimbursement for Business Expenses.  Upon presentation of appropriate documentation, the Board Member shall be reimbursed, in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket expenses incurred in connection with the Board Member’s performance of the Consulting Services and/or Board Services.

(d)          Deal Fee. On the date hereof, the Company shall pay or cause to be paid to the Board Member, in consideration of services rendered in connection with the acquisition by the Company and its subsidiaries of IDQ Acquisition Corp., a cash fee of $250,000, payable by check or wire transfer of immediately available funds.

5.                                      Independent Contractor Status.  The Board Member acknowledges and agrees that the Board Member’s status at all times shall be that of an independent contractor, and that the Board Member may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without an action of the board of directors of the Company.  The parties hereby acknowledge and agree that all fees paid pursuant to Section 4 hereof shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose (except to the extent required by law as determined by the Company in its sole discretion).  The Board Member further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Board Member’s sole and complete responsibility and that the Board Member will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company.  The Board Member also agrees that during the Board Service Period, the Board Member shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company.

6.                                      Restrictive Covenants.

(a)         Confidentiality.

(i) Board Member will not at any time (whether during or after the Board Service Period) (x) retain or use for the benefit, purposes or account of the Board Member or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company, its direct or indirect subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (collectively, “Confidential Information”) without the prior written authorization of the Board.

(ii) Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of the Board Member’s breach of this Section 6(a) (or any similar confidentiality obligations) or any breach of other confidentiality obligations by third parties, or (B) required by law to be disclosed; provided that the Board Member shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, the Board Member will not disclose to anyone, other than Board Member’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Board Member may disclose to any prospective future employer the provisions of this Section 6(a) provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of the Board Member’s service with the Company for any reason, Board Member shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its direct or indirect subsidiaries or affiliates; (y) immediately return to the Company all Company property and destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Board Member’s possession or control (including any of the foregoing stored or located in such Board Member’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and direct or indirect subsidiaries, except that the Board Member may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Board Member is or becomes aware and promptly return any other Company property in the Board Member’s possession.

(b)         Non-Solicit.  The Board Member acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:  During the Board Service Period, the Board Member will not, whether on the Board Member’s own behalf or on behalf of or in conjunction with any person, directly or indirectly:  (A) solicit or encourage any employee or consultant of the Company or its affiliates to leave the employment of, or cease providing services to, the Company or its affiliates; (B) hire any such employee or consultant who was employed by or providing services to the Company or its affiliates as of the date of the Board Member’s termination of services with the Company or who left the employment of or ceased providing services to the Company or its affiliates coincident with, or within one year prior to or after, the termination of Board Member’s services with the Company; or (C) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(c)          Enforcement.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(d)         Remedies.  The Board Member acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 6 would be inadequate and, in recognition of this fact, the Board Member agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(e)          Forfeiture.  In the event of a final judgment by a court of competent jurisdiction that the Board Member has breached any of the provisions of this Section 5, the Board Member shall forfeit the right to receive any further benefits under this Agreement.

7.                                      Governing Law; Venue; Waiver of Jury Trial.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and their negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to any of the foregoing, whether arising in law or equity, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Any legal action or proceeding with respect this Agreement shall be brought only in the courts of the United States District Court for the District of Delaware or any other competent court of the State of Delaware, and, by execution and delivery of this Agreement, each party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts.  Each party irrevocably waives any objection which it may now or hereafter have to the laying of venue of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the courts referred to in this paragraph and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Each party agrees that service of process upon such party in any action shall be effective if notice is given in accordance with Section 9 hereof. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (INCLUDING COUNTERCLAIMS) RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS OR RELATIONSHIPS HEREBY CONTEMPLATED OR OTHERWISE IN CONNECTION WITH THE ENFORCEMENT OF ANY RIGHTS OR OBLIGATIONS HEREUNDER.

8.                                      Assignment.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 8, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9.                                      Notices.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a)

on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Board Member:

At the address (or to the facsimile number) shown on the records of the Company

If to the Company:

Armored AutoGroup Parent Inc.

c/o Avista Capital Partners

65 East 55th Street

18th Floor

New York, NY 10022

Attention:  David Durkin; Jackson Phillips; Ben Silbert, General Counsel
Fax:  (212) 593-6943

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.                               Severability.  To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

11.                               Survival.  The provisions of Sections 5 and 7 hereof shall survive any termination of the Board Service Period or this Agreement.

12.                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13.                               Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Board Member and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement, that certain Subscription Agreement dated as of the date hereof, by and among Board Member and the Company, and the other agreements or documents refereed to herein represent the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, supersedes any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

ARMORED AUTOGROUP PARENT INC.

By:	/s/ J. Andrew Bolt
Name:	J. Andrew Bolt
Its:	Executive Vice President, CFO

BOARD MEMBER

/s/ Allen Yurko
Allen Yurko

Board Services Agreement Signature Page